CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS
OF
 SUBSIDIARIES OF LSB INDUSTRIES, INC.

LSB Industries, Inc. (the "Company") and all of its subsidiary companies (the "Corporation") have in existence a Statement of Policy Concerning Business Conduct applicable to their employees. In addition to such Statement of Policy Concerning Business Conduct, the Chief Executive Officer ("CEO") and the Chief Financial Officer ("CFO") of each of the Company's subsidiary companies, the principal accounting officer or controller of each of the Company's subsidiary companies, and persons performing similar functions (collectively referred to as "Senior Financial Officers") are subject to the following additional specific standards (the "Code of Ethics"):

1. The CEO and the Senior Financial Officers of each subsidiary are responsible for full, fair, accurate, timely and understandable disclosure respecting the subsidiary or subsidiaries of the Company for which they work and/or are responsible for in the Company's reports and documents filed with or submitted to the Securities and Exchange Commission ("SEC") by the Company. Accordingly, it is the responsibility of the CEO and each of the Senior Financial Officers of each subsidiary to promptly to bring to the attention of the Disclosure Committee of the Company, any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or other public communications or otherwise assists the Disclosure Committee and the Audit Committee in fulfilling their responsibilities.

2. The CEO and each of the Senior Financial Officers of each subsidiary shall promptly bring to the attention of the Chairman of the Audit Committee of the Company any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls respecting their subsidiary or subsidiaries of the Company for which they work and/or are responsible for which could adversely affect such subsidiary or subsidiaries' ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in such subsidiary or subsidiaries' financial reporting, disclosures or internal controls.

3. The CEO and each of the Senior Financial Officers of each subsidiary will exhibit and promote honest and ethical conduct in connection with the performance of his or her duties for and on behalf of the subsidiary or subsidiaries for which he or she works or may be responsible for, including the ethical handling of actual or apparent conflicts of interest between his or her personal and professional relationship involving such subsidiary or subsidiaries, by:

  not entering into a transaction that would result in a conflict of interest with what is in the best interest of the subsidiary or subsidiaries and that is reasonably likely to result in material personal gain to any of them or their affiliates;

  encouraging employees of the Corporation to inform the General Counsel of the Company, Senior management or Internal Audit of deviations in practice from policies and procedures governing honest and ethical conduct by others in matters involving the Corporation;

  not having a personal financial interest in any of the Corporation's suppliers, customers or competitors that could cause divided loyalty as a result of having the ability to influence the Company or subsidiary's decisions with that particular supplier or customer or actions to be taken by the Company or subsidiary that could materially benefit a competitor; and

  the CEO and each of the Senior Financial Officers of each of the Company's subsidiaries shall promptly bring to the attention of the General Counsel of the Company, the CEO of the Company, or the Company's Manager of Internal Audit, any information he or she may have concerning a violation of the Statement of Policy Concerning Business Conduct or the additional standards imposed by this Code of Ethics..

4. The CEO and each Senior Financial Officer of each of the Company's subsidiaries shall promptly bring to the attention of the General Counsel, or if no General Counsel, the Chairman of the Audit Committee, any information he or she may have concerning evidence of a material violation of the securities laws or the laws, rules or regulations applicable to the subsidiary or subsidiaries of the Company for which they work and/or are responsible for and the operation of its business, or of violation of the Statement of Policy Concerning Business Conduct or of these additional standards.

5. The Board of Directors of the Company shall determine, or designate members or a Committee of the Board to determine, appropriate actions to be taken in the event of violations of the Statement of Policy Concerning Business Conduct or of this Code of Ethics. Such actions shall be reasonably designated to deter wrongdoing and to promote accountability for adherence to the Statement of Policy Concerning Business Conduct and this Code of Ethics, and shall include (as determined by the Board or such designee) one or more of the following actions: written notices to the individual involved that the Board or such designee has determined that there has been a violation, censure by the Board or such designee, demotion or re-assignment of the individual involved, reimbursement or restitution for any costs or losses incurred by the Corporation, suspension with or without pay or benefits, and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.

                                Date: ______________________ Signature ___________________________________

                                Company/Title _________________________________________________________________ 9; 9; 9;